Contact:
FOR IMMEDIATE RELEASE
Brookdale Senior Living Inc.
Ross Roadman, Nashville              1-615-376-2412

Brookdale Senior Living Announces Changes in Senior Management and Board of Directors

Chicago, IL.  February 11, 2008 – Brookdale Senior Living Inc. (NYSE: BKD) (the “Company”) today announced that Mark J. Schulte, Brookdale’s Co-CEO, was elected to the Company’s Board of Directors effective February 7, 2008.  In connection with his election as a director, Mr. Schulte resigned his position as Co-CEO, and will no longer serve as an officer of the Company or its affiliates. Bill Sheriff, Brookdale’s Co-CEO, will remain as the sole Chief Executive Officer of the Company.

“Mark has been an incredibly valued partner of ours. We are deeply appreciative of Mark’s service to Brookdale, and we are fortunate to have his continued involvement with the Company as a director” said Bill Doniger, Brookdale’s Vice Chairman.  “Mark has spent the last 17 years building Brookdale into the largest senior living provider in the U.S., and Mark’s vision, talent and ability to execute have been essential to Brookdale’s success.  Mark will be a valuable addition to the Board.  Finally, we can’t think of a more capable executive to lead the Company moving forward than Bill Sheriff.  Bill is a proven leader, with 23 years in the industry, and has earned the respect of the entire organization including the Board of Directors as the consummate operator with a tireless work ethic.”

Mark Schulte said “I have been very lucky to have thousands of dedicated associates to work with over the last several years, as well as numerous investors and lenders who have shared our vision, helping all of us build and continually strengthen Brookdale.  I believe this transition is the right result for Brookdale in that it creates clear accountability at the executive level.  At the same time, I am excited about my new role as a board member of the Company so I can continue to make a contribution to the Company’s success while also allowing me to pursue other entrepreneurial opportunities.”

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living facilities throughout the United States.  The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently the Company owns and operates independent living, assisted living, and dementia-care facilities and continuing care retirement centers, with 550 facilities in 35 states and the ability to serve over 52,000 residents.